CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
OPHTHOTECH CORPORATION
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
Ophthotech Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST: The Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and declaring said amendment to be advisable and in the best interests of the Corporation.
SECOND: The Certificate of Incorporation is hereby amended by deleting in its entirety Article FIRST thereof and inserting in lieu thereof the following replacement Article FIRST:
“The name of the Corporation is IVERIC bio, Inc.”
THIRD: This Certificate of Amendment shall be effective at 4:00 p.m., Eastern Time, on April 16, 2019.

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 15th day of April, 2019.

By:	/s/ Glenn P. Sblendorio
Glenn P. Sblendorio President and Chief Executive Officer

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